Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS A 22% INCREASE IN DILUTED EARNINGS PER SHARE IN THIRD QUARTER 2011 TO $0.24; DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE; ANNOUNCES PURCHASE OF FREEDOM TELEVISION STATIONS

BALTIMORE (November 2, 2011) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2011.

“We are pleased to announce this morning that we entered into a purchase agreement to buy the assets of Freedom Communications’ eight television stations for $385 million,” commented David Smith, President and CEO of Sinclair.  “We expect to fund and close on the transaction late in the first quarter or early second quarter of 2012, pending Freedom shareholder, antitrust and FCC approvals.  Until that time and after receiving antitrust approval, we will operate the stations pursuant to a local marketing agreement.  The combination of the Freedom stations with the Four Points stations would give us two full power stations in the West Palm Beach market, which is Freedom’s largest market.  It is our intent to continue evaluating television station transactions which are accretive and where we can use our expertise and presence to improve profitability and competitive position.”

Mr. Smith continued, “Looking ahead to the fourth quarter, core broadcast revenues are expected to continue to grow.  Automotive advertising spending is on the upswing with the Japanese auto manufacturers back to near full production and political ad spending heating up.  For the fourth quarter, we expect our stations to benefit from a low-teen percent growth rate in ad spending by the automotive industry, as compared to fourth quarter 2010, and approximately $3.5 million in political revenues.”

Financial Results:

Net broadcast revenues from continuing operations were $151.7 million for the three months ended September 30, 2011, a decrease of 4.5% versus the prior year period result of $158.8 million.  The Company had operating income of $52.2 million in the three-month period, as compared to operating income of $56.1 million in the prior year period.  Net income attributable to the Company was $19.2 million in the three-month period versus net income of $14.3 million in the prior year period.

The Company reported diluted earnings per common share of $0.24 for the three-month period versus diluted earnings per common share of $0.18 in the prior year period.

Net broadcast revenues from continuing operations for the nine months ended September 30, 2011 were $466.8 million, an increase of 0.3% versus the prior year period result of $465.4 million.  The Company had operating income of $161.7 million in the nine-month period versus the prior year period operating income of $159.0 million.  Net income attributable to the Company was $53.1 million in the nine-month period versus net income of $43.1 million in the prior year period.

The Company reported diluted earnings per common share of $0.66 in the nine-month period versus diluted earnings per common share of $0.54 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $2.4 million in the third quarter 2011 versus $9.8 million in third quarter 2010.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 1.2% in the third quarter 2011 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 19.2% versus the third quarter 2010.  Excluding political revenues, local net broadcast revenues were up 3.2% and national net broadcast revenues were down 8.9% in the third quarter.

•                  Advertising categories that reported the largest spending increases in the third quarter were automotive, retail, and schools, while services, media spending, telecommunications, and grocery were down the most.  Automotive, our largest category, was up 3.2% in the quarter.

•                  In September, the Company announced its agreement to purchase the seven Four Points Media television stations for $200 million.  The Company began operating the stations on October 1, 2011 pursuant to a Local Marketing Agreement and expects to fund and close on the stations early in the first quarter of 2012.

•                  In October, we extended our Local Marketing Agreement for WNYS-TV (MNT 44) in Syracuse, NY for an additional three years.

•                  In October, the Company decided not to sell the alarm monitoring contracts of its subsidiary, Alarm Funding Associates (“AFA”).  As a result, AFA’s financial results have been reclassified from discontinued operations to continuing operations for all periods presented.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $61.4 million in cash, was $1,142.2 million at September 30, 2011 versus net debt of $1,159.5 million at June 30, 2011.

•                  During the quarter, the Company repurchased in the open market $3.9 million face value of its 8.375% Senior Notes due 2018.  During October, an additional $8.6 million was repurchased.

•                  On September 15, 2011, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

•                  As of September 30, 2011, 52.0 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 80.9 million common shares outstanding.

•                  Capital expenditures in the third quarter were $6.1 million.

•                  Program contract payments for continuing operations were $15.8 million in the third quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

The management and incentive fees associated with the Four Points Media Local Marketing Agreement are recorded in other Net Broadcast Revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its fourth quarter 2011 and full year 2011 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“We are pleased that advertising spending on our stations continues to grow despite the volatility in the financial markets and economic concerns in the U.S and abroad,” commented David Amy, EVP and CFO.  “While there is an underlying sense of caution by advertisers, this is more than offset by the growth in key advertising categories such as automotive, our largest advertising category.  The upcoming presidential election and the economic issues facing our country are also driving increased political spending.  For the year, we are estimating that revenues from political issue and candidate spending will total approximately $7.7 million which is a 10.8% increase over 2009 and a 54.7% increase over 2007, the last two non-election year cycles.”

•                  The Company expects fourth quarter 2011 station net broadcast revenues from continuing operations, before barter, to be approximately $178.0 million to $181.0 million, down 4.7% to 6.3% compared to fourth quarter 2010 due to lower political revenues in a non-election year.  This assumes approximately $3.5 million in political revenues in the fourth quarter as compared to $26.8 million in fourth quarter 2010.  Also included in the fourth quarter 2011 net broadcast revenues is approximately $8.7 million related to the Four Points Media LMA, which includes $2.5 million in management and incentive fees and $6.2 million of LMA expense reimbursement.  Excluding political and the $6.2 million LMA expense reimbursement, net broadcast revenues are expected to be up 3.2% to 5.0% in the quarter compared to the prior year period.

•                  The Company expects barter revenue to be approximately $21.0 million in the fourth quarter.

•                  The Company expects barter expense to be approximately $21.0 million in the fourth quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the fourth quarter to be approximately $81.8 million, a 9.6% increase from fourth quarter 2010 television expenses of $74.6 million.  Included in the fourth quarter 2011 is approximately $6.2 million of LMA expenses related to the Four Points Media LMA which are reimbursed and recorded as revenue.  Excluding the $6.2 million, fourth quarter television expenses are expected to be up 1.2%.  On a full year basis, television expenses are expected to be approximately $300.6 million, up 6.9% as compared to 2010 television expenses of $281.2 million.  Excluding the $6.2 million, full year television expenses are expected to be up 4.7%.  The 2011 expense forecast includes $1.3 million of stock-based compensation expense for the year as compared to $1.7 million for 2010.

•                  The Company expects program contract amortization expense to be approximately $14.9 million in the fourth quarter and $53.0 million for 2011, as compared to the 2010 actuals of $13.7 million and $60.9 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $15.6 million in the fourth quarter and $68.3 million for 2011, as compared to the 2010 actuals of $19.9 million and $89.0 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $7.7 million in the fourth quarter and $29.2 million for 2011, as compared to the 2010 actuals of $6.7 million and $26.8 million for the quarter and year, respectively.  The 2011 corporate expense forecast includes $3.5 million of stock-based compensation expense for the year as compared to $2.5 million for 2010.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.3 million of income in the fourth quarter and $8.3 million of income for 2011, assuming current equity interests and the reclassification of Alarm Funding to continuing operations, and as compared to the 2010 actuals of $2.3 million of income in the quarter and $5.7 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $7.7 million in the fourth quarter and $31.3 million for 2011, assuming the capital expenditure assumptions below, and as compared to the 2010 actuals of $8.6 million and $36.3 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.5 million in the fourth quarter and $18.3 million for 2011, as compared to the 2010 actuals of $4.7 million and $18.8 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $24.3 million in the fourth quarter and $102.9 million for 2011 (approximately $93.7 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2010 actuals of $27.3 million and $115.9 million ($104.8 million on a cash basis) for the fourth quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $3.0 million and $9.6 million in the fourth quarter and for the full year 2011, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 36.5% and 37.0% for the fourth quarter and full year, respectively.

•                  The Company expects to spend approximately $9.7 million in capital expenditures in the fourth quarter and approximately $36.5 million for the year in order to take advantage of the bonus depreciation tax deduction rules.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2011 results on Wednesday, November 2, 2011, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 65 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Pro forma for the Freedom and Four Points television stations, Sinclair will own and operate, program or provide sales services to 73 television stations in 46 markets, reaching 26.3% of the U.S. television households.  Sinclair’s television portfolio will consist of 20 FOX, 18 MNT, 13 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station, in addition to 79 sub-channels.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Station broadcast revenues, net of agency commissions	$151,701	$158,809	$466,819	$465,440
Revenues realized from station barter arrangements	17,512	17,812	53,232	50,573
Other operating divisions revenues	11,655	9,831	32,073	25,618
Total revenues	180,868	186,452	552,124	541,631
OPERATING EXPENSES:
Station production expenses	41,493	38,619	126,755	113,182
Station selling, general and administrative expenses	31,341	32,230	92,095	93,426
Expenses recognized from station barter arrangements	15,815	15,716	48,073	44,695
Amortization of program contract costs and net realizable value adjustments	12,833	15,945	38,117	47,162
Other operating divisions expenses	9,369	7,902	26,102	22,259
Depreciation of property and equipment	7,602	9,022	23,523	27,744
Corporate general and administrative expenses	5,789	6,236	21,526	20,063
Amortization of definite-lived intangible assets	4,393	4,687	14,201	14,087
Total operating expenses	128,635	130,357	390,392	382,618
Operating income	52,233	56,095	161,732	159,013
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(24,463)	(31,349)	(78,564)	(88,700)
Loss from extinguishment of debt	(117)	(3,939)	(4,519)	(4,377)
Income (loss) from equity and cost method investments	2,080	(1,997)	2,906	(2,478)
Gain on insurance settlement	—	—	1,723	—
Other income, net	583	557	1,658	1,767
Total other expense	(21,917)	(36,728)	(76,796)	(93,788)
Income from continuing operations before income taxes	30,316	19,367	84,936	65,225
INCOME TAX PROVISION	(10,875)	(5,154)	(31,701)	(22,932)
Income from continuing operations	19,441	14,213	53,235	42,293
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax provision of $110, $68, $300 and $202, respectively	(110)	(68)	(300)	(202)
NET INCOME	19,331	14,145	52,935	42,091
Net (income) loss attributable to the noncontrolling interests	(93)	131	161	978
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$19,238	$14,276	$53,096	$43,069
Dividends declared per share	$0.12	$—	$0.36	$—

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Earnings per share from continuing operations	$0.24	$0.18	$0.66	$0.54
Earnings per share	$0.24	$0.18	$0.66	$0.54
Weighted average common shares outstanding	80,940	80,344	80,812	80,204
Weighted average common and common equivalent shares outstanding	81,195	80,627	81,068	80,480

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$19,348	$14,344	$53,396	$43,271
Loss from discontinued operations, net of tax	(110)	(68)	(300)	(202)
Net income	$19,238	$14,276	$53,096	$43,069

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2011	June 30, 2011
Cash & cash equivalents	$61,367	$51,292
Total current assets	245,645	209,940
Total long term assets	1,318,205	1,287,358
Total assets	1,563,850	1,497,298

Current portion of debt	29,485	27,575
Total current liabilities	199,899	153,798
Long term portion of debt	1,174,087	1,183,265
Total long term liabilities	1,489,309	1,478,807
Total liabilities	1,689,208	1,632,605

Total stockholders’ deficit	(125,358)	(135,307)
Total liabilities & stockholders’ deficit	$1,563,850	$1,497,298

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2011	2011
Net cash flow from operating activities	$60,081	$128,350
Net cash flow (used in) from investing activities	(32,123)	(57,534)
Net cash flow used in financing activities	(17,883)	(31,423)

Net increase in cash & cash equivalents	10,075	39,393
Cash & cash equivalents, beginning of period	51,292	21,974
Cash & cash equivalents, end of period	$61,367	$61,367